Exhibit 99.2
TLCVision Corporation Audit Committee Charter
The Audit Committee is appointed by the Board of Directors to provide independent and objective oversight of the accounting functions, internal controls and financial reporting practices of the Corporation and its subsidiaries.
The Committee shall be comprised of at least three outside independent directors who are financially literate or become financially literate within a reasonable period of time. The other directors and the Chief Executive Officer are welcome to attend any meeting of the Audit Committee. At least one member of the Committee shall be a financial expert as defined by the Securities and Exchange Commission. The Committee shall make regular reports to the Board of Directors. The Audit Committee shall review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.
The Committee’s function is one of oversight, and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and for establishing and maintaining internal control over financial reporting and that the independent registered public accountants (“independent accountants”) are responsible for auditing those financial statements and management’s assessment of the effectiveness of internal control over financial reporting. In carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements. The responsibilities of the Audit Committee include the following:
Independent Accountant Selection, Evaluation and Oversight:
•	Review the independence and performance of the accountants, and annually recommend to the Board of Directors the appointment of the independent accountants or approve any replacement of accountants when circumstances warrant. The independent accountants report directly to the Committee and the Committee shall be directly responsible for the compensation of the independent accountants.

•	Specifically pre-approve all audit and non-audit services provided by the independent accountants. The independent accountant shall not be engaged to perform non-audit services proscribed by law or regulation. The Committee may delegate pre-approval authority to a member of the Audit Committee provided any decisions of the member are presented to the full Committee at its next scheduled meeting. The Committee shall consider whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence.
On an annual basis, obtain a formal written statement from the independent accountants delineating all relationships between the independent accountants and the Company, consistent with the Independence Standards Board Standard 1, and review and discuss with the independent accountants all significant relationships they have with the Company that could potentially impair their independence.
•	Consider the independent accountant’s judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

•	Review the independent accountant’s audit plan and discuss scope, staffing, locations, reliance upon management and internal audit and general audit approach. Discuss the results of the audit with the independent accountants prior to releasing the year-end earnings.

•	Review significant findings prepared by the independent accountants together with management’s responses. Review any significant problems or difficulties that the independent accountants may have encountered in the connection with the audit.

•	Ensure the rotation of the lead audit partner and other audit partners as required by law, and establish policies for the Company’s hiring of employees or former employees of the independent auditor.
Review of Financial Reports and Disclosures:
•	In consultation with management, the independent accountants and the internal audit function, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures, major issues regarding accounting principles and financial statement presentations (including significant changes in the Company’s selection or application of accounting principles), and the effects of regulatory and accounting initiatives on the financial statements of the Company. Evaluate the steps management has taken to monitor, control and report such issues.

•	Review with management and the independent accountants the company’s financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to stockholders, and, following the year-end review, recommend to the Board the inclusion of the audited financial statements in all of the company’s filings.

•	Annually prepare a report to shareholders as required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

•	Review with financial management and the independent accountants the Company’s quarterly financial results prior to the release of earnings and/or the Company’s quarterly financial statements prior to filing or distribution.

•	Discuss any significant changes to the Company’s accounting principles and any items required to be communicated to the independent accountants. The Chair of the Committee may represent the entire Audit Committee for purposes of this review.
Internal Audit Oversight
•	Review the budget, plan, activities, organizational structure and performance of the internal audit function as needed.

•	Review significant issues identified by the internal audit function together with management’s response and follow-up on these reports.
Additional Audit Committee Actions:
•	At least annually, review with the Company’s General Counsel any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations and inquiries received from regulators or governmental agencies.

•	Review the Company’s Code of Ethical Conduct and the Company’s compliance with this code.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Review and evaluate risk management policies in light of business strategy, capital strength and overall risk tolerance. Periodically evaluate the Company investments including the procedures for investment and trading and safeguards to ensure compliance with procedures.

•	Meet separately, periodically, with the Chief Financial Officer, the senior internal auditing executive and the independent auditors. The Committee may request any member of management to attend a meeting of the Committee.

•	Perform any other activities consistent with this Charter, the Company’s by-laws and governing law as the Committee or the Board deems necessary or appropriate.

•	Retain and compensate such outside legal, accounting, and other advisers, as it considers necessary in discharging its oversight role.